EXHIBIT 99.1

CYTEC News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

West Paterson, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

(973) 357-3283

Release Date: Immediate

Cytec Elects Chief Operating Officer and

Appoints Specialty Chemicals President

West Paterson, New Jersey, June 27, 2008 - David Lilley, Chairman and Chief Executive Officer and the Board of Directors of Cytec Industries Inc. (NYSE:CYT) announced today the election of Shane Fleming as President and Chief Operating Officer. In addition, the Board appointed Frank Aranzana to succeed Mr. Fleming as President of Cytec Specialty Chemicals.

Mr. Fleming joined the Cytec predecessor company in 1983 in the Mining Chemicals group, and over the years has taken positions of increasing responsibility in the USA, Australia, and in the Asia Pacific region. In 2003 Shane took global responsibility for Cytec's specialty chemicals business and then in 2005, following the acquisition of the UCB chemicals business, he relocated to Brussels to assume full responsibility for the combined specialty chemical operations.

Mr. Aranzana joined Cytec Industries as part of the acquisition of the UCB chemicals business, and most recently has been Vice President of Cytec Surface Specialties. Frank has significant global business experience both in the past UCB organization and also with his previous employers, the Dow Chemical Company and the DuPont Dow Elastomers joint venture.

David Lilley, Chairman and Chief Executive Officer commented: "These appointments are designed to further accelerate the growth of Cytec as a premier specialty chemicals and materials company. Shane has demonstrated tremendous leadership qualities in significantly improving our Performance Chemicals business and turning around the Surface Specialties performance despite difficult business conditions. Shane will continue to provide leadership and guidance to Specialty Chemicals but will also work closely with Steve Speak, President of Cytec Engineered Materials to support the strong growth in that business while also gaining greater technology leverage across Cytec. In addition, the Building Block Chemicals business will report to Shane".

Mr. Lilley continued "Frank Aranzana has demonstrated excellent business acumen with strong marketing and new product development leadership. Shane and Frank have built a strong operating team, which will continue to work closely together to enhance our new product development programs and continue to improve productivity at all levels so that we can increase our earnings and returns in both the Surface Specialty and Performance Chemicals segments".

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.